Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HERITAGE FINANCIAL CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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June 27, 2014

Dear Heritage Financial Corporation Shareholder:

We recently mailed you proxy materials in connection with our upcoming annual meeting of shareholders to be held on Thursday, July 24, 2014. Enclosed please find an errata sheet correcting certain information included in these proxy materials.

If you have not yet done so, please take a moment to VOTE your shares as soon as possible by returning the proxy card you received with the original mailing of our proxy materials. If you need a replacement proxy card, please call Advantage Proxy toll-free at 877-870-8565 to request a new card and one will be sent to you immediately. If your shares are held in "street name" (i.e., in the name of a broker, bank or other record holder), you must instruct the record holder of your shares how to vote your shares. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet.

IT IS VERY IMPORTANT that your shares be voted, regardless of the number of shares you own.

Our board of directors unanimously recommends a vote "FOR" each of the proposals included in the proxy materials.

Thank you for your continued support.

Sincerely,

Brian L. Vance
President and Chief Executive Officer

June 27, 2014

ERRATA SHEET TO PROXY STATEMENT

This errata sheet to our Proxy Statement, dated June 11, 2014 for the annual meeting of shareholders of Heritage Financial Corporation to be held on July 24, 2014 (the “Proxy Statement”), is being delivered to you by Heritage Financial Corporation to correct certain errors in the Proxy Statement.

Beginning on page 19 of the Proxy Statement and continuing on page 20, we list which members of our Board of Directors are independent for purposes of NASDAQ requirements. Director Jay T. Lien is independent, but was inadvertently not included in this list.

Next, beginning on page 47 of the Proxy Statement, we have included a shareholder proposal requesting approval of the Heritage Financial Corporation 2014 Omnibus Equity Plan (the “2014 Plan”), a copy of which is included as Appendix A to the Proxy Statement. On pages 48, 49, and 50 of the Proxy Statement, we state that the maximum number of shares that may be delivered under the 2014 Plan is 1,750,000; however, in Appendix A, we state that the maximum number of shares that may be delivered under the 2014 Plan is 1,500,000. Upon discovery of this discrepancy, our Board of Directors determined that the maximum number of shares of our common stock that should be available for delivery under the 2014 Plan is 1,500,000. Accordingly, we are providing you with the revised disclosures below.

The number 1,500,000 replaces the number 1,750,000 each time it appears on pages 48, 49, and 50 of the Proxy Statement. Additionally, the following paragraph replaces the paragraph entitled “Overhang” beginning on page 48 of the Proxy Statement and continuing on page 49:

Overhang. Overhang is another measure that is sometimes used to assess the aggregate dilutive impact of equity programs such as the 2014 Plan. Overhang indicates the amount by which existing shareholder ownership would be diluted if the shares authorized for issuance under the 2014 Plan, coupled with the shares subject to outstanding awards, were issued. As of May 28, 2014, the overhang represented by the number of outstanding awards plus shares available for issuance was 1.13%. The additional 1,500,000 shares to be authorized will result in an overhang of 6.10% relative to the 30,200,590 shares outstanding as of May 28, 2014. We believe this level of overhang should be viewed favorably by our shareholders as it is below the median level for our industry and the median level for our peer group.

Finally, on pages 44 and 47 of the Proxy Statement, we provide that our Compensation Committee recommended, and our full Board of Directors approved, the 2014 Plan in March 2014, subject to the approval of our shareholders. Our Compensation Committee and our Board took the same actions in June 2014 to approve the change in the maximum number of shares of our common stock that may be delivered under the 2014 Plan from 1,750,000 shares to 1,500,000 shares.